EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Number 33-48815 on Form S-8 dated June 24, 1992, Registration Statement Number 333-73306 on Form S-8 dated November 14, 2001, the Registration Statement Number 333-100841 on Form S-8 dated October 30, 2002 and the Registration Statement Number 333-113037 on Form S-3 dated February 24, 2004 of our report dated May 17, 2004, with respect to the consolidated financial statements and financial statement schedule of Mentor Corporation included in this Annual Report on Form 10-K for the year ended March 31, 2004.

/s/ERNST & YOUNG LLP

Los Angeles, California
June 11, 2004